VOTORANTIM CELULOSE E PAPEL S.A.

CNPJ/MF nº 60.643.228/0001-21

NIRE 35.300.022.807

MINUTES FROM BOARD OF DIRECTORS MEETING,

HELD JANUARY 16, 2004.

On January 16, 2004, at 3:30 pm at the Company's headquarters on Alameda Santos, nº 1.357, 6º andar, São Paulo , São Paulo , the undersigned members of VOTORANTIM CELULOSE E PAPEL S.A.'s Board of Directors and Audit Committee met to approve the following motion:

Approval of the financial statements (with the Independent Auditor's opinion) for public disclosure and presentation at the Annual Shareholders' Meeting together with the Management's Report, also herein approved.

The motion was approved by unanimous vote.

With no further matters to discuss, the meeting was adjourned to draw up these minutes, which were read, approved and signed by all present.

JOSÉ ROBERTO ERMÍRIO DE MORAES	FÁBIO ERMÍRIO DE MORAES
CARLOS ERMÍRIO DE MORAES	CLÓVIS ERMÍRIO DE MORAES SCRIPILLITI
RAUL CALFAT	ARIOVALDO DOS SANTOS
JOÃO CARLOS HOPP	ROBERTO MARTINS RIBEIRO DE JESUS

I hereby certify that this is a copy of the original document retained by the Company. .

EDUARDO LAVINI RUSSO

Secretary